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American Funds Distributors, Inc.
333 South Hope Street
Los Angeles, California 90071
Telephone 800/421-9900, ext. 4

January 2007

To Our Dealer Friends,

As you may know, American Funds recently announced plans to introduce a series of target date funds of funds designed for investment by employer-sponsored retirement plans and individual retirement accounts. Shares of the American Funds Target Date Retirement Series will be available for sale to the public beginning February 1, 2007. The series will initially consist of nine funds corresponding to approximate retirement dates between 2010 and 2050, in five- year increments.

Each of the new funds in the American Funds Target Date Retirement Series will invest in a combination of mutual funds offered by the American Funds. The mix of investments for each fund in the series will change over time. For example, as each fund approaches and passes its retirement goal, it will emphasize more conservative investment objectives, such as capital preservation and current income. The purpose of this notice is to amend your institutional selling group agreement (the “Agreement”) with American Funds Distributors to reflect the addition of the American Funds Target Date Retirement Series. This notice also authorizes you to offer any funds that may be added to the series in the future.

In consideration of the foregoing, the schedule of Funds in the Agreement is amended in its entirety as follows effective February 1, 2007:

Schedule A
February 1, 2007
(supersedes all previous versions of Schedule A)

Category 1
AMCAP Fund
American Balanced Fund
American Funds Target Date Retirement Series
American Mutual Fund
Capital Income Builder
Capital World Growth and Income Fund
EuroPacific Growth Fund
Fundamental Investors
The Growth Fund of America
The Income Fund of America
The Investment Company of America
The New Economy Fund
New Perspective Fund
New World Fund
SMALLCAP World Fund
Washington Mutual Investors Fund

Category 2
American High-Income Trust
The Bond Fund of America
Capital World Bond Fund
Intermediate Bond Fund of America
Short-Term Bond Fund of America
U.S. Government Securities Fund

Category 3
The Cash Management Trust of America
U.S. Treasury Money Fund of America

*           *           *           *           *

The Agreement remains unchanged in all other respects. Any order for Fund shares received by us beginning February 1, 2007 shall be deemed an acceptance of this amendment to your Agreement.

Very truly yours,

/s/ Kevin G. Clifford

Kevin G. Clifford
President